Exhibit 99.1

THE PROPOSED RESOLUTIONS

PROPOSAL 1

TO AMEND ARTICLE 39 OF THE COMPANY’S ARTICLES OF ASSOCIATION

“RESOLVED, that Article 39 of the Company’s Articles of Association is hereby amended and restated to read as follows:

“(a)Except for the External Directors, if any (who shall be elected and serve in office in strict accordance with the provisions of the Companies Law, if so required by the Companies Law), Directors shall be elected at a General Meeting and shall hold office until the next Annual General Meeting held following their election and until their successors have been duly elected and qualified or until such earlier time as such Director’s office is vacated.

(b)Prior to every General Meeting of the Company at which Directors are to be elected, the Board of Directors (or a Committee thereof) may select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(c)Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election or appointment as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 39(c) and Article 25 and applicable law. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he consents to be named in the Company’s notices and proxy materials relating to the Annual General Meeting, if provided or published, and, if elected, to serve on the Board of Directors and to be named in the Company’s disclosures and filings; and (iv) a declaration signed by each Alternate Nominee as required under the Companies Law for the appointment of such an Alternate Nominee. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 39(c) and Article 25, and the Proposing Shareholder shall be responsible for the accuracy and completeness thereof.

(d)The Nominees or Alternate Nominees shall be elected or appointed by a resolution adopted at the General Meeting at which they are subject to election or appointment.

(e)Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors (if any) shall be only in accordance with the applicable provisions set forth in the Companies Law.

(f)Directors whose terms of office have expired or terminated may be re-elected. The aforesaid will not apply to External Directors (if any), whose reappointment shall be in accordance with the provisions of the Companies Law and the regulations promulgated thereunder.

(g)For the sake of clarity, with respect to the Annual General Meeting to be held in 2026 (the “2026 AGM”), the following shall apply: (i) any Directors elected by the Shareholders at the 2026 AGM, whether as Class I directors or otherwise, shall hold office until the next Annual General Meeting (the "2027 AGM") and until their successors have been duly elected and qualified or until such earlier time as such Director’s office is vacated, and (ii) any other Directors (including Directors appointed by shareholders at the Extraordinary General Meeting demanded by Murchinson and other shareholders in May 2026) shall, unless removed prior to the 2026 AGM or at the 2026 AGM, hold office until the 2027 AGM and until their successors have been duly elected and qualified or until such earlier time as such Director’s office is vacated.”

PROPOSAL 2
TO ADD NEW ARTICLE 71 TO THE ARTICLES OF ASSOCIATION – RIGHTS PLANS

“RESOLVED, that the Company’s Articles of Association are hereby amended to add a new Article 71 to read as follows:

71.Rights Plans

(a)	The Company may not adopt a shareholder rights plan unless such plan has been approved by the Board of Directors as well as, within no later than 90 days following such Board approval, by a Shareholders’ resolution.
(b)	For the sake of clarity, with respect to any Rights Plan adopted prior to the adoption of this Article 71, such Rights Plan shall expire upon the adoption of this Article 71, unless the aforesaid shareholder approval has been obtained prior to (or at the same General Meeting at which) adoption of this Article 71.

PROPOSAL 3
TO ADD NEW ARTICLE 72 TO THE ARTICLES OF ASSOCIATION – MAJOR TRANSACTIONS

“RESOLVED, that the Company’s Articles of Association are hereby amended to add a new Article 72 to read as follows:

72.Major Transactions

(a)	The Company may not consummate a Major Transaction unless such Major Transaction is approved and authorized by a Shareholders’ resolution.
(b)	For purposes hereof, the term “Major Transaction” means either an M&A Transaction or an Equity Financing.
(c)	For purposes hereof, the term “M&A Transaction” means any transaction(s) involving (i) either (A) the acquisition or purchase by the Company or its Subsidiaries, directly or indirectly, of the equity or securities of any entity or business, whether by way of purchase, merger, business combination, tender offer, asset purchase or otherwise, or (B) the disposition or sale by the Company or its Subsidiaries, directly or indirectly, of the assets of the Company or its Subsidiaries, whether by way of sale, merger, business combination, tender offer, asset sale or otherwise (excluding for the sake of clarity, sales of products and services in the ordinary course of business) and (ii) where the fair market value of the consideration (including contingent consideration) payable therefor (whether in cash, securities or other assets) exceeds US$50 million individually, or, in the aggregate with all other transactions described in clause (i) that are effected in the 12 months preceding thereto, US$100 million.

(d)	For purposes hereof, the term “Equity Financing” means a transaction that entails the issuance by the Company or any of its Subsidiaries of Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof), other than Excluded Securities. “Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant, American depositary shares or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or other Ordinary Share Equivalents. “Excluded Securities” means any Ordinary Shares issued or issuable: (i) as RSUs or stock options to employees, officers or consultants of the Company or its Subsidiaries in the ordinary course of business pursuant to any stock or option plan duly adopted for such purpose, approved by a vote of at least two thirds (2/3) the non-employee members of the Board of Directors; (ii) upon conversion or exercise of any stock options or convertible securities which are outstanding on the date (in May 2026) on which Murchinson and other shareholders send a demand to the Company to convene an Extraordinary General Meeting (the "Demand Date") or in accordance with any agreements in effect on such day, provided that the terms thereof are not materially amended, modified or changed on or after such date; and (iii) to vendors for services in the ordinary course of business, approved by a vote of at least two thirds (2/3) the disinterested members of the Board of Directors.
(e)	This Article 72 shall expire on the later of (i) December 31, 2026 and (ii) 30 days following the 2026 annual meeting of shareholders (the “Expiration Date”); it being clarified that if a definitive agreement with respect to a Major Transaction is entered into on or following the Demand Date and prior to such Expiration Date, such Major Transaction shall require approval by a Shareholders’ resolution even if consummation thereof shall occur after the Expiration Date.

PROPOSAL 4
REMOVAL OF DIRECTORS

4a. “RESOLVED THAT: Mr. Robert Pons be, and he hereby is, removed from the Board, effective immediately;”

4b. “RESOLVED THAT: Mr. Joshua Rosensweig be, and he hereby is, removed from the Board, effective immediately;”

4c. “RESOLVED THAT: Mr. David Stehlin be, and he hereby is, removed from the Board, effective immediately;”

4d. “RESOLVED THAT: any and all new directors appointed by the Board on or following the date (in May 2026) on which Murchinson and other shareholders send a demand to the Company to convene an Extraordinary General Meeting (the "Demand Date") and until the conclusion of the Extraordinary General Meeting to be held at the demand of such shareholders be, and they hereby are, removed from the Board, effective immediately.”

PROPOSAL 5
APPOINTMENT OF DIRECTORS

5a. “RESOLVED THAT: Subject to approval of the removal of at least one of the Company’s directors pursuant to Proposal 4 or any other vacancy in the Board of Directors, Mr. Moshe Rozenbaum be, and he hereby is, appointed to the Board, effective immediately, for a term ending in accordance with the Company’s Articles of Association (as amended);

5b. “RESOLVED THAT: Subject to approval of the removal of at least two of the Company’s directors pursuant to Proposal 4 or any other vacancy in the Board of Directors, Mr. Eliezer Eli Tarlow be, and he hereby is, appointed to the Board, effective immediately, for a term ending in accordance with the Company’s Articles of Association (as amended);

5c. RESOLVED THAT: Subject to approval of the removal of at least three of the Company’s directors pursuant to Proposal 4 or any other three vacancies in the Board of Directors, Mr. Paul Fruchthandler be, and he hereby is, appointed to the Board, effective immediately, for a term ending in accordance with the Company’s Articles of Association (as amended); and it is hereby clarified and approved that in the case that more than one director is removed (or more than one vacancy) (a “Vacant Director”), (i) Mr. Rozenbaum shall serve until the longest remaining period of office among the Vacant Directors, and (ii) thereafter, Mr. Tarlow shall serve until the next longest remaining period of office among the Vacant Directors, and (iii) thereafter, Mr. Fruchthandler shall serve until the next longest remaining period of office among the Vacant Directors.”